Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

American Midstream Partners, LP

Houston, Texas

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement on Form S-3 of American Midstream Partners, LP (the “Partnership”) of i) our report dated March 3, 2017, relating to the financial statements of Delta House Oil and Gas Lateral, LLC (“Delta House OGL”) as of and for the years ended December 31, 2016 and 2015, appearing as Exhibit 99.3 to the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2016, and ii) our report dated March 31, 2015, relating to the financial statements of Delta House OGL as of and for the year ended December 31, 2014 appearing as Exhibit 99.3 to the Partnership’s Current Report on Form 8-K/A filed on October 23, 2015.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP

Houston, Texas

January 31, 2018